Exhibit 6.11

PURCHASE OPTION, BILL OF SALE AND CO-OWNERSHIP AGREEMENT

This Amended and Restated Purchase Option, Bill of Sale and Co-Ownership Agreement (“Agreement”) is entered into and effective as of the 16th day of November, 2023, by and between: (i) Gandharvi, LLC a Kentucky limited liability company (“Seller”); and (ii) Commonwealth Thoroughbreds, LLC, a Delaware limited liability company (“Buyer”) (Seller and Buyer being sometimes hereinafter referred to as “Co-Owners”).

Recitals:

A. Seller is currently an owner of the Thoroughbred set forth on Exhibit A, attached hereto and incorporated herein by reference (the “Thoroughbred”).

B. Seller desires to sell, or cause to be sold, the undivided fractional interest in the Thoroughbred set forth on Exhibit A hereto (the “Target Interest”), and Buyer wishes to purchase the Target Interest, for the purchase price and upon other terms and conditions hereinafter set forth.

C. Seller and Buyer wish to set forth the terms upon which, as Co-Owners of the Thoroughbred, they will race, breed, own and manage the Thoroughbred, as applicable.

D. This Agreement amends and restates in its entirety (i) the Purchase Option, Bill of Sale and Co-Ownership Agreement Seller and Buyer entered into as of October 25, 2022, and (ii) the Agreement of Co-Management dated as of October 25, 2022

Agreement:

Now, Therefore, the parties hereby agree as follows:

1. Purchase Option. Upon execution of this Agreement, Buyer shall have an Option (“Option”) to purchase up to 100% of the Target Interest (the “Maximum Interest”) in the Thoroughbred for the period set forth on Exhibit A (the “Option Period”) for the purchase price set forth on Exhibit A (the “Target Purchase Price”). Buyer shall be deemed to have exercised the Option at such time as Buyer has sold indirect fractional shares (“Platform Fractional Shares”) in the Thoroughbred pursuant to a public offering on Buyer’s fractional share platform (the “Offering”) equal to or greater than the amount of the “Minimum Offering Proceeds” set forth on Exhibit A (based on Buyer’s public offering prices.) Buyer shall provide notice to Seller within one (1) business day after Buyer’s receipt of the Minimum Offering Proceeds. If the Option Period ends without Buyer exercising the Option, this Agreement shall terminate and be null and void with no other force or effect ab initio.

2. The Sale.

2.1 Terms of Sale.

(a) Initial Purchase.

(1) Upon Buyer’s exercise of the Option in accordance with Section 1, Buyer shall pay Seller, within ten (10) business days, in immediately available funds, an amount (the “Initial Purchase Price”) equal to the product of: (i) the Minimum Offering Proceeds multiplied by (ii) the quotient of: (A) the Target Purchase Price divided by (B) the maximum proceeds available in the Offering as set forth on Exhibit A hereto (the “Maximum Offering Proceeds”). The quotient obtained by dividing the Target Purchase Price by the Maximum Offering Proceeds shall be referred to herein as the “Price Percentage” and shall be set forth on Exhibit A hereto.

(2) In consideration of the payment of the Initial Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer an undivided fractional interest in the Thoroughbred (the “Initial Fractional Interest”), the percentage of such undivided fractional interest to be the product of: (i) the Maximum Interest multiplied by (ii) the quotient of: (A) the Minimum Offering Proceeds divided by (B) the Maximum Offering Proceeds.

(b) Additional Purchases.

(1) Following Buyer’s purchase of the Initial Fractional Interest, each time Buyer has sold Platform Fractional Shares in the Offering equal to or greater than the Minimum Offering Proceeds, Buyer shall pay Seller, within in ten (10) business days, in immediately available funds, an amount (each such amount, an “Additional Purchase Price”) equal to the product of: (i) the applicable incremental Offering proceeds multiplied by (ii) the Price Percentage.

(2) In consideration of the payment of the Additional Purchase Price, Seller shall sell, transfer, convey, set over, deliver, and assign (or cause to be sold, transferred, conveyed, set over, delivered, and assigned) to Buyer an additional undivided fractional interest in the Thoroughbred (an “Additional Fractional Interest”), the percentage of such undivided fractional interest to be the product of: (i) the Maximum Interest multiplied by (ii) the quotient of: (A) the applicable incremental Offering proceeds divided by (B) the Maximum Offering Proceeds.

(3) For the avoidance of doubt, following the Offering Closing Date, the Final Purchase Price (defined below) paid by Buyer and the Final Interest (defined below) sold by Seller shall be proportional to each other. In other words, if the Final Purchase Price is equal to 75% of the Target Purchase Price, then the Final Interest shall equal 75% of the Target Interest.

(4) The Initial Purchase Price together with the Additional Purchase Prices (if any) and the Remaining Purchase Price (if any) shall be collectively referred to as the “Final Purchase Price.” The Initial Fractional Interest together with the Additional Fractional Interests (if any) shall be collectively referred to as the “Final Interest.”

(5) Assuming the Maximum Interest is transferred hereunder, the undivided ownership percentage in the Thoroughbred after the transfer to Buyer will be as set forth on Exhibit A. In the event the Final Interest is less than the Maximum Interest, Seller shall notify Buyer in writing of the undivided ownership percentage in the Thoroughbred after the transfer of the Final Interest to Buyer.

2.2 Risk of Loss. Buyer shall assume all risk of loss with respect to the Initial Fractional Interest acquired by Buyer as of exercise of the Option and each Additional Fractional Interest acquired thereafter.

2.3 Title. Seller hereby represents and warrants to Buyer that Seller has upon the date hereof, and upon exercise of the Option, or will cause to be delivered to Buyer, good and marketable title to the Final Interest sold and conveyed to Buyer pursuant to this Agreement, free and clear of all liens, claims, liabilities, options, security interests, equities, encumbrances, and charges of any kind whatsoever, and that Seller has full right, power and authority to sell, transfer, convey, set over, deliver and assign (or to cause to be sold, transferred, conveyed, set over, delivered and assigned) the Final Interest to Buyer pursuant to the terms of this Agreement.

2.4 DISCLAIMER OF WARRANTIES AND REPRESENTATIONS. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE HEALTH, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE THOROUGHBRED, ALL OF WHICH WARRANTIES OR REPRESENTATIONS ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE RACING ABILITY OR ELIGIBILITY OF THE THOROUGHBRED OR THE FERTILITY OF THE THOROUGHBRED.

3. The Co-Ownership.

3.1 Term. The following terms and conditions governing the ownership of the Thoroughbred shall take effect concurrently with the effective date of sale of the Initial Fractional Interest, and shall continue in full force and effect until the death of the Thoroughbred, sale of all of Buyer’s interest in the Thoroughbred, or the termination of this Agreement by the written consent of all Co-Owners.

3.2 Relationship Among Co-Owners. The relationship among Co-Owners shall be that of tenants-in-common of the Thoroughbred. Nothing contained herein shall be deemed to create a joint venture, partnership, corporation or other relationship among Co-Owners other than that of tenancy-in-common.

3.3 Management of the Thoroughbred;

a. The Thoroughbred will be managed jointly by the Co-Owners from the date of acquisition through the date of disposition. All material decisions related to the Thoroughbred’s racing career, including the selection of a trainer for the Thoroughbred, will be made jointly by the Co-Owners. If a disagreement exists between the Co-Owners concerning the initial designation of the trainer for the Thoroughbred, and good faith negotiations among the parties do not resolve the impasse, either Co-Owner may require the other party to submit the decision to a mutually agreed arbitrator to break the impasse and his decision shall be binding on both Co-Owners.

b. The Thoroughbred will not be entered in any claiming/selling race, undergo any surgical intervention, be bred, retired from racing or otherwise disposed of without the agreement of the Co-Owners.

c. The Co-Owners will jointly develop an exit strategy for the sale or other disposition of the Thoroughbred at the completion of its racing career and will jointly negotiate any sale, syndication, co-ownership or other agreement necessary to implement the agreed upon exit strategy.

d. The Co-Owners will oversee the day-to-day management of the Thoroughbred, including oversight of pre-training, training, transportation, veterinarian issues, and all standard management practices necessary for the care of the Thoroughbred from the date of acquisition through the date of disposition.

e. The Co-Owners will jointly consider any inquiries or offers to purchase an interest in Grazia (Tonasah ‘21).

f. Notwithstanding Section 6 of this Agreement, if a disagreement exists between the Co-Owners concerning the management of the Thoroughbred or relating to the relationships, rights, duties, or obligations under this Section 3.3 (a “Management Dispute”) and good faith negotiations between the Co-Owners do not resolve the Management Dispute, either Co-Owner may require the other Co-Owner to submit the Management Dispute to the then current trainer of the Thoroughbred. Such Management Dispute shall be decided by the then current trainer of the Thoroughbred, whose decision shall be memorialized in writing and shall be binding upon all parties hereto.

g. All monies earned from the racing of the Thoroughbred shall be accounted for and distributed pro-rata amongst Co-Owners.

3.4 Required Payments. Each Co-Owner shall be obligated to pay such Co Owners’ pro rata share, based on their respective percentage ownership of the Thoroughbred, of all reasonable costs, expenses or charges relating to the Thoroughbred, including, but not limited to, the racing, shipment, promotion, maintenance and care of the Thoroughbred, and all training, jockey, stakes nomination, entry and starting fees from the effective date of this Agreement.

3.5 Tax Incidents. For income tax purposes, the net profits and losses arising from the ownership and any disposition of the Thoroughbred and each item of income, gain, loss, deduction, credit, or depreciation entering into the calculation of such profits and losses, shall be allocated to and among the Co-Owners as tenants-in-common owners of their undivided interest in the Thoroughbred and not as a partnership or joint venture, each Co-Owner owning their undivided interest in the Thoroughbred which entitles such Co-Owner to its respective share of proceeds therefrom and which obligates such Co-Owner to bear its pro rata losses attributable thereto. Each Co-Owner shall be responsible for filing such Co-Owner’s own federal, state, and local tax returns required to be filed in connection with such Co-Owner’s respective undivided interests in the Thoroughbred and for reporting all their income, deductions, credits relating to such Co-Owner’s respective undivided interest in the Thoroughbred.

3.6 Insurance. Each Co-Owner shall, at such Co-Owner’s option and sole expense, secure and maintain insurance policies insuring such Co-Owner’s interest in the Thoroughbred against mortality or other risks.

3.7 Trophies. All Co-Owners shall be entitled to the trophies won by the Thoroughbred or duplicates thereof. If there are not enough original trophies available for all Co-Owners that desire a trophy, the cost of the duplicate trophies shall be shared among Co-Owners and any other owners of the Thoroughbred on an inverse pro-rata basis (for example if Co-Owner 1 owns an undivided 75% fractional interest and Co-Owner 2 owns an undivided 25% fractional interest, the cost of any duplicate trophy would be charged 25% to Co-Owner 1 and 75% to Co-Owner 2).

3.8 Other Activities of Co-Owners. Each of the Co-Owners may engage in other business ventures of every kind and nature, including, but not limited to, the ownership, racing, purchasing, selling of horses wheresoever located. The other Co-Owners shall not have any right in such independent ventures or to the income or profits derived therefrom, nor shall any Co-Owner be required or obligated to afford any other Co-Owner any opportunity to purchase or invest in any horses before such Co-Owner may purchase or invest in such horses individually or with others.

4. Operations.

4.1 Jockey Club Documentation. The Jockey Club certificate of registration for the Thoroughbred shall be endorsed to the syndicate created hereby and delivered in accordance with the instructions of the Co-Owners. Each Co-Owner shall maintain all records required by the Jockey Club and shall promptly submit to the Jockey Club all required reports as they become due.

4.2 Licensures and Authorizations. Buyer shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any licenses (including racing licenses), permits, or other authorizations that are required with respect to Buyer’s ownership of the Interest or in connection with the Offering. Buyer hereby represents and warrants to Seller that the Offering and the issuance of securities in connection therewith will be in compliance with applicable laws, including federal and state securities laws.

5. Security And Payment Default

5.1 Seller’s Security Interest. Seller shall have an agricultural lien upon and a security interest in Buyer’s Final Interest as to which any portion of the amounts billable to Buyer hereunder and so billed have not been paid.

5.2 Payment Default.

(a) In the event Buyer fails to pay any amounts billed to Buyer by Seller within ten (10) days after the date of Seller’s invoice (a “Payment Default”), Seller may assess a service charge of two percent (2%) per month, payable monthly, upon any such delinquent amounts.

(b) Seller shall be entitled to commence legal action against Buyer for a Payment Default upon ten (10) days prior written notice to Buyer.

6. Dispute Resolution.

6.1 Except for a proceeding instituted pursuant to Section 3.3 or Section 5.2 of this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by final and binding arbitration. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures:

(a) All proceedings before the arbitrators shall be held in the principal city of the county or state having jurisdiction over the location where Thoroughbred is boarded or such other more convenient location as the arbitrators may select.

(b) The arbitration shall be held before a panel of three arbitrators, one designated by Seller and one designated by Buyer, and one selected by the first two arbitrators so designated.

(c) The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrators.

(d) The award rendered by the arbitrators shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.

(e) The existence and resolution of the arbitration shall be kept confidential by Seller and the Buyer and by the arbitrators except as required by law or may be necessary in connection with the enforcement of the award.

6.2 Jurisdiction, etc. No Dispute shall be submitted to arbitration and no action for the breach of any provision of this Agreement or in connection with Thoroughbred or the operation hereof, other than an action specified in Section 5.2, may be commenced more than two (2) years after a Co-Owner’s discovery of the event giving rise to such cause of action. Each Co-Owner consents to the jurisdiction of all courts located within Fayette County, Kentucky for the purpose of enforcing the arbitration provisions of this Section 6 and for the purpose of enforcing any award or finding made by the arbitrators pursuant to this Section 6 and also consents to the venue of any such action or proceeding in such courts (all parties hereby waiving any defense of forum non conveniens).

7. Miscellaneous.

7.1 Notices. Any notice being given to any party in connection with this Agreement shall be in writing, shall be given by means of nationally-recognized overnight courier service such as UPS or FedEx, and shall be deemed to have been given when received upon delivery. Any such notices shall be given to the addressee at the address set forth in the first paragraph of this Agreement, or at such other addresses as may hereafter be designated by notice in accordance with this Section.

7.2 Assignment. Except in connection with offering and conveying Platform Fractional Shares on Buyer’s fractional share platform (i.e., via the sale of series limited liability company interests in Commonwealth Thoroughbreds, LLC), Buyer may not assign any of its rights or delegate any of its obligations under this Agreement or in the Final Interest (or any part thereof) without the prior written consent of Seller. Buyer agrees to indemnify, defend, and hold harmless Seller from any costs, expenses and liabilities arising from a breach or alleged breach of one or more representations or warranties made by Buyer in connection with the sale or transfer of indirect fractional interests in the Final Interest (including Platform Fractional Shares), regardless of whether such transfer or sale is consummated on Buyer’s fractional share platform or otherwise. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer; provided, however, that nothing herein shall prohibit Seller from selling or otherwise transferring its undivided fractional interest or any part thereof.

7.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

7.5 Consent to Jurisdiction. The parties consent and voluntarily submit to the personal jurisdiction of the courts of the Commonwealth of Kentucky located in Fayette County, Kentucky and the United States District Court for the Eastern District of Kentucky.

7.6 Amendment or Modification. This Agreement shall not be amended or modified without the written consent of all Co-Owners.

7.7 Execution. This Agreement may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

7.8 Time is of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement.

7.9 Controlling Document. The Amended and Restated Purchase Option, Bill of Sale and Co-Ownership Agreement is the controlling document on the rights and responsibilities of the co-owners with respect to Grazia.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be executed by its duly authorized representative, as of the day and year first above written.

Gandharvi, LLC,
a Kentucky limited liability company

By:	/s/ Michael Wallace

Name:	Michael Wallace

Title:	COO

(“Seller”)

Commonwealth Thoroughbreds, LLC,
a Delaware limited liability company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	Partner

(“Buyer”)

EXHIBIT A

Summary of Purchase and Other Terms

1. Thoroughbred: a thoroughbred filly by UNCLE MO out of TONASAH 21’ by MALIBU MOON (“the thoroughbred”).

2. Target Interest: An undivided twenty five percent (25%) fractional interest

3. Ownership of Thoroughbred after transfer (assuming Maximum Interest is transferred):

Gandharvi, LLC 75%

Commonwealth Thoroughbreds LLC: 25%

4. Option Period: Begins November 16 2023; Ends September 31, 2024.

5. Target Purchase Price: $89,000

6. Minimum Offering Proceeds: $48,200

7. Maximum Offering Proceeds: $191,250

8. Price Percentage: 46.16%

9. Offering Closing Date: September 31, 2024

10. Silks: The name and silks under which the Thoroughbred shall race shall be as follows: Thoroughbred shall wear Commonwealth silks every fourth race.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Exhibit A.

Gandharvi, LLC,
a Kentucky limited liability company

By:	/s/ Michael Wallace

Name:	Michael Wallace

Title:	COO

(“Seller”)

Commonwealth Thoroughbreds, LLC,
a Delaware limited liability company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	Partner

(“Buyer”)